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[WABTEC LOGO]                                                     Exhibit 99.1
1001 Air Brake Avenue                                             Press release
Wilmerding, PA 15148
Phone: 412.825.1543
Fax: 412.825.1789


CONTACT:  TIM WESLEY AT (412) 825-1543

WABTEC REPORTS IMPROVED EARNINGS AND MARGINS IN 2003 FIRST QUARTER; AFFIRMS 2003 EARNINGS GUIDANCE

         WILMERDING, Pa., April 17, 2003 -- Wabtec Corporation (NYSE: WAB) today reported improved earnings and margins, despite lower sales, in the 2003 first quarter.

         For the quarter, Wabtec had earnings per diluted share of 13 cents and income from operations plus depreciation and amortization (EBITDA) of $18 million. In the year-ago quarter, the company had a net loss per diluted share of $1.37, primarily due to a required change in accounting for goodwill, which resulted in a charge of $1.42 per diluted share. Excluding this charge, the company had adjusted earnings per diluted share of 5 cents in the year-ago quarter. The higher earnings for the 2003 first quarter also resulted from lower interest expense, lower operating expenses and improved margins.

         "We're off to a solid start in 2003, with first quarter results that were better than expectations," said William E. Kassling, Wabtec's chairman. "We continue to see benefits from our lean initiatives during the past several years, and we expect to leverage those benefits as our end markets improve."

OUTLOOK

         Wabtec continues to expect full-year 2003 earnings per diluted share to be between 50 cents and 60 cents, with sales of about $700 million. The company expects earnings per diluted share for the remaining quarters of 2003 to be between 13 cents and 16 cents, based on its current backlog and the expected timing of new business.

         "So far this year, our Freight Group is seeing a stronger-than-expected market for new freight cars, which is having a favorable impact on sales of original equipment components," said Gregory T.H. Davies, president and chief executive officer. "On the other hand, our Transit Group is being negatively impacted by softer aftermarket sales and order delays. Taking all of these factors into account, we remain comfortable with our previous financial guidance for 2003. Beyond that, we continue to be optimistic about the future, based on our expectation that the locomotive market will grow in 2004 and the transit industry will rebound in 2005. As these market recoveries take shape, we will continue to benefit from the efficiency gains and cost reductions we have made during the past several years, as evidenced by our strong earnings growth and margin improvement in the first quarter of this year. In the meantime, we are focused on developing new products and services across the corporation, with continuous improvement as the engine that will drive future growth."

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2003 FIRST QUARTER RESULTS

         Sales were 4 percent lower than the prior-year quarter. In the Freight Group, sales increased 13 percent, due to higher sales of components for new freight cars. In the quarter, industry deliveries of new freight cars increased to 6,614 units, compared to 3,855 in the first quarter of 2002. Transit Group sales were 32 percent lower in the quarter, reflecting the completion of a major original equipment contract in 2002 and lower aftermarket sales. Despite the lower total sales, the company's gross margin was 26.7 percent compared to 25.3 percent, due to operating efficiencies and a favorable product mix, both within the Freight Group and for the corporation as a whole. Gross margin was 25.9 percent in the 2002 fourth quarter.

         Operating expenses were 4 percent lower, due to lower selling, general and administrative expenses, and lower amortization expense. The company increased engineering expenses 2 percent as it continued to invest in new product development.

         Interest expense was 55 percent lower due to the company's lower debt level in the first quarter of 2003 and lower interest rates, compared to a year ago. The company accrued income tax expense at a 36.5 percent rate, compared to 35 percent, due to lower tax credits.

         Debt, net of cash, was $179 million (46 percent of total capital) at March 31, 2003, compared to $214 million (46 percent of total capital) at March 31, 2002. During the quarter, the company's net debt increased by $3.4 million due to strong sales at the end of the quarter, which resulted in a higher accounts receivable balance compared to Dec. 31, 2002. Despite this increase, the company still expects to generate about $40 million in free cash, or about $1 per share, during 2003.

         Wabtec Corporation (www.wabtec.com) is one of North America's largest providers of value-added, technology-based products and services for the rail industry.

         This press release contains forward-looking statements, such as the statements regarding the company's expectations about future earnings. The company's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further slowdown in the North American economy; and other factors contained in the company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

         THE COMPANY WILL CONDUCT A CONFERENCE CALL WITH ANALYSTS AT 1 P.M., EASTERN TIME, TODAY. TO LISTEN TO THE CALL VIA WEBCAST, PLEASE GO TO WWW.WABTEC.COM.


                                      -2-

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                               WABTEC CORPORATION
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            First             First
                                                                           Quarter           Quarter
                                                                            2003              2002
                                                                          ---------         ---------
Net sales                                                                 $ 169,523         $ 177,325
Cost of sales                                                              (124,247)         (132,545)
                                                                          ---------         ---------
   Gross profit                                                              45,276            44,780

Selling, general and administrative expenses                                (23,707)          (24,723)
Engineering expenses                                                         (8,268)           (8,105)
Amortization expense                                                         (1,000)           (1,485)
                                                                          ---------         ---------
   Total operating expenses                                                 (32,975)          (34,313)

     Income from operations                                                  12,301            10,467

Interest expense                                                             (2,399)           (5,310)
Other expense, net                                                           (1,136)           (1,113)
                                                                          ---------         ---------
   Income from continuing operations before income taxes                      8,766             4,044

Income tax expense                                                           (3,200)           (1,415)
                                                                          ---------         ---------
   Income from continuing operations                                          5,566             2,629

Discontinued operations                                                         117               124
   Income from discontinued operations (net of tax)                            --                (529)
                                                                          ---------         ---------
   Loss on sale of discontinued operations (net of tax)                         117              (405)
                                                                          ---------         ---------
Total discontinued operations
                                                                              5,683             2,224
Income before cumulative effect of accounting change                           --             (61,663)
                                                                          ---------         ---------
Cumulative effect of accounting change for goodwill, net of tax           $  (5,683)        $ (59,439)
                                                                          =========         =========
   Net income (loss)

                   EARNINGS (LOSS) PER COMMON SHARE BASIC
   Income from continuing operations                                      $    0.13         $    0.06
   Income (loss) from discontinued operations                                  --               (0.01)
   Income before cumulative effect of accounting change                   $    0.13              0.05
   Cumulative effect of accounting change for goodwill, net of tax             --               (1.43)
   Net income (loss)                                                      $    0.13         $   (1.38)
                                  DILUTED                                      --
   Income from continuing operations                                      $    0.13         $    0.06
   Income (loss) from discontinued operations                                  --               (0.01)
   Income before cumulative effect of accounting change                   $    0.13              0.05
   Cumulative effect of accounting change for goodwill, net of tax             --               (1.42)
   Net income (loss)                                                      $    0.13         $   (1.37)

Weighted average shares outstanding
   Basic                                                                     43,453            43,198
                                                                          =========         =========
   Diluted                                                                   43,599            43,512
                                                                          =========         =========
                             SALES BY SEGMENT
Freight Group                                                             $ 122,634         $ 108,607
Transit Group                                                                46,889            68,718
                                                                          ---------         ---------
     Total                                                                $ 169,523         $ 177,325
                                                                          =========         =========

EBITDA from continuing operations                                         $  18,018         $  17,025
Depreciation                                                              $   4,717         $   5,073
Capital Expenditures                                                      $   2,804         $   3,144
